Exhibit 99.1

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2004-09
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698

Reynolds American Issues 2004 Earnings Guidance

WINSTON-SALEM, N.C. – Sept. 15, 2004 – Reynolds American Inc. (NYSE: RAI) today issued earnings guidance for 2004. This is the first full-year earnings guidance issued by Reynolds American since becoming a publicly traded company on July 30, 2004, following a combination of the nation’s No. 2 and No. 3 cigarette manufacturers, R.J. Reynolds Tobacco Company and the U.S. business of Brown & Williamson Tobacco Corporation (B&W). Also on that date, Reynolds American acquired Lane Limited from British American Tobacco, p.l.c. (BAT).

“In the six weeks since we completed the merger, we’ve made considerable progress in integrating R.J. Reynolds and the U.S. business of B&W,” said Susan Ivey, Reynolds American’s chief executive officer. “The marketing and sales organizations have already been consolidated, and we have begun developing a combined brand-portfolio strategy that we plan to implement in early 2005. I am very pleased with the passion and commitment that all of our employees are bringing to the new, combined company.”

Dianne M. Neal, Reynolds American’s chief financial officer, said that Reynolds American’s 2004 earnings guidance reflects the pre-merger results of R.J. Reynolds Tobacco Holdings, Inc. (RJR) and the consolidated RAI earnings for August through December.

“Today’s guidance includes previously announced cost reductions and merger-related synergies,” Neal said. “The $1 billion cost-reduction program that RJR began in 2003 will be at least 90 percent complete by year-end.

“Additionally,” she said, “we are beginning to capture merger-related synergies that will build to $550 million to $600 million through 2006. These cost-savings initiatives, as well as incremental earnings from the new businesses partially offset by merger-related costs, are contributing to forecasted 2004 operating income of $1 billion to $1.05 billion, net income of $645 million to $675 million, and diluted earnings per share of $5.75 to $6.05.”

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Neal specifically detailed several key elements included in today’s 2004 guidance, noting that operating income includes:

•	$500 million to $550 million of cost-savings associated with the restructuring plan announced in the fall of 2003. This brings the company’s 2003 and 2004 cumulative cost savings to $900 million to $950 million;

•	Approximately $75 million of merger-related synergies. The company projects a total of $550 million to $600 million in synergies within approximately two years;

•	$100 million to $125 million of merger-related expenses. Total merger-related cash costs are estimated to be $300 million to $350 million in 2004. Through 2006, merger-related cash costs are expected to total $700 million to $800 million.

•	$25 million of non-cash amortization expense associated with purchase-accounting asset valuations. Certain other assets will be revalued over the remainder of 2004 in accordance with purchase accounting principles. These revised valuations could result in additional non-cash charges that have not been included in today’s guidance.

On an after-tax basis, Neal noted that net income included an expected benefit of approximately $90 million associated with the resolution of prior-year tax matters.

Neal said that Reynolds American expects to end the year with total debt of $1.6 billion to $1.7 billion, and cash and short-term investments of approximately $1.8 billion. She also said that, as required by the company’s agreement with BAT, Reynolds American will repurchase shares to offset stock options that are exercised through June 2005. The company expects that less than 1 percent of its outstanding shares would be repurchased under this agreement.

“We have taken significant steps to begin creating positive momentum, and we are pleased with our progress,” Neal said. “The creation of Reynolds American Inc. provides a significant opportunity to build shareholder value, and we look forward to reporting RAI’s quarterly earnings results in late October.”

Conference Call Webcast Today

Reynolds American will webcast a conference call to discuss its 2004 earnings guidance at 9:30 a.m. Eastern Daylight Time on Wednesday, Sept. 15. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

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Cautionary Information Regarding Forward-Looking Statements

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets and the return on corporate cash; and the ratings of RAI securities. Due to these uncertainties and risks, undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, KOOL, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

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